Exhibit 5.1

70 West Madisor Street, Suite 3100
Chicago, Illinois 60602-4207
312.372.1121 • Fax 312.827.8000

September 9, 2008

Hecla Mining Company

6500 North Mineral Drive

Suite 200

Coeur d’Alene, Idaho 83815-9408

Hecla Mining Company

Registration Statement on Form S-3ASR

Ladies and Gentlemen:

We have acted as securities counsel to Hecla Mining Company, a Delaware corporation (the “Company”), in connection with its proposed public offering pursuant to the Company’s Registration Statement on Form S-3ASR (Reg. No. 333-145919), which was filed with the Securities and Exchange Commission (the “Commission”) on September 7, 2007 (the “Registration Statement”), the prospectus dated September 7, 2007 that forms part of the Registration Statement (the “Prospectus”), a prospectus supplement filed with the Commission September 2, 2008 and a prospectus supplement to be filed with the Commission on or about September 9, 2008, of up to 35,000,000 shares of the Company’s common stock, par value $.25 per share (the “Shares”), which includes up to 4,000,000 Shares which may be sold by the Company pursuant to an over-allotment option.

For the purpose of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of only the following documents: (a) Certificate of Incorporation and all Certificates of Amendment, Certificates of Designation, Certificates of Merger, and Certificates of Ownership of the Company filed with the Secretary of State of the State of Delaware through the date of this opinion (collectively, the “Certificate of Incorporation”), (b) the bylaws of the Company, as amended, (c) pertinent resolutions of the Board of Directors and committees thereof of the Company, (d) a certificate or certificates of the Secretary of State of the State of Delaware, (e) certificates or letters of the Company and others, (f) the Registration Statement, (g) the Underwriting Agreement dated on or about September 8, 2008 by and among the Company and the underwriters named therein (the “Underwriting Agreement”), and (h) such other documents as we have deemed necessary as a basis for the opinions set forth herein. As to questions of fact material to this opinion, we have relied, to the extent we deemed such reliance appropriate, without investigation, on the documents referred to above.

In connection with this opinion, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity; and (vi) the Shares have been or will be issued and sold in the manner stated in the Registration Statement.

chicago  •  washington

Hecla Mining Company

September 9, 2008

Based upon the foregoing, we are of the opinion that:

(a) Upon (i) issuance of the Shares pursuant to the terms of the Underwriting Agreement, (ii) receipt by the Company of the purchase price for the Shares, and (iii) due execution and delivery on behalf of the Company of certificates therefor, the Shares will be validly issued, fully paid and nonassessable.

The opinion and other matters in this letter are qualified in their entirety by, and subject to, the following:

i. We express no opinion as to the laws of any jurisdiction other than the Included Laws. For purposes of this opinion, the term “Included Laws” means the laws of the State of Delaware that are, in our experience, normally applicable to the matters covered by our opinion, including the General Corporation Law of the State of Delaware, any applicable provisions of the Constitution of the State of Delaware, and applicable judicial decisions. We do not express any opinions as to any other laws or the laws of any other jurisdiction.

ii. This letter and the matters addressed herein are as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or entity, including governmental authorities (each such person or entity being a “Person”), or any other circumstance. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly set forth herein.

We consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K to be filed on or about September 9, 2008 in accordance with the requirements of Item 605(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”) and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act. Without our prior consent, this letter may not be quoted in whole or in part or otherwise referred to in any other document and may not be otherwise furnished or disclosed to or used by any other Person.

Very truly yours,

BELL, BOYD & LLOYO LLP